UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Limco-Piedmont Inc.

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Limco-Piedmont Inc.
5304 S. Lawton Ave.
Tulsa, Oklahoma 74107
www.limcopiedmont.com

To the Shareholders of Limco-Piedmont Inc.:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Limco-Piedmont Inc. The Annual Meeting will be held on May 20, 2008 at 10 a.m. at the Company’s headquarters at 5304 S. Lawton Ave., Tulsa, Oklahoma. At the Annual Meeting, we will ask you to elect eight directors and appoint Virchow, Krause & Company, LLP as our independent registered accountants for the fiscal year ended December 31, 2008.

Shareholders of record as of April 17, 2008 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Giora Inbar Chairman of the Board	Shaul Menachem Chief Executive Officer

Table of Contents

Limco-Piedmont Inc.
5304 S. Lawton Ave.
Tulsa, Oklahoma 74107
www.limcopiedmont.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2008

On May 20, 2008, Limco-Piedmont Inc. (the ‘‘Company’’) will hold its 2008 Annual Meeting at 10 a.m. at the Company’s headquarters at 5304 S. Lawton Ave., Tulsa, Oklahoma for the following purposes:

•	To elect Giora Inbar, Shaul Menachem, Lawrence W. Findeiss, Dr. Jacob Gesthalter, Michael Gorin, Israel Ofen, Dr. Avraham Ortal and Dov Zeelim as directors;

•	To appoint Virchow, Krause & Company, LLP as our independent registered accounting firm for the fiscal year ended December 31, 2008; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

By order of the Board of Directors,

Shaul Menachem Chief Executive Officer

Tulsa, Oklahoma
April 21, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

LIMCO-PIEDMONT INC.

5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2008

This proxy statement and the appropriate form of proxy card will be mailed to shareholders on or about April 21, 2008. They are being furnished in connection with the solicitation by the Board of Directors of Limco-Piedmont Inc. (the ‘‘Company’’), of proxies for use at the annual meeting of shareholders, to be held on May 20, 2008 at 10 a.m. at the Company’s headquarters at 5304 S. Lawton Ave., Tulsa, Oklahoma.

At the annual meeting, the shareholders of the Company will be asked to consider and vote:

•	To elect Giora Inbar, Shaul Menachem, Lawrence W. Findeiss, Dr. Jacob Gesthalter, Michael Gorin, Israel Ofen, Dr. Avraham Ortal and Dov Zeelim as directors and

•	To appoint Virchow, Krause & Company, LLP as our independent registered accounting firm for the fiscal year ended December 31, 2008; and

VOTING INFORMATION

The Board of Directors has fixed the close of business on April 17, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. Accordingly, only holders of record of common shares of the Company at the close of business on that date will be entitled to receive notice of and vote at the meeting. On any matter which may properly come before the meeting, shareholders of record on the record date will be entitled to one vote per share. On the record date, 13,205,000 shares of common stock were issued and outstanding, representing 13,205,000 votes in the aggregate. The quorum at the meeting will be constituted by shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying a majority of voting rights entitled to be exercised at the meeting.

Shareholders who do not plan to be present at the annual meeting are requested to date and sign the enclosed proxy card and return it in the envelope provided. All shareholders which are represented at the meeting by properly executed proxy cards received prior to or at the meeting and not revoked will be voted in accordance with the instructions given in the proxy card. If no instructions are given, a properly signed and dated proxy card will be voted FOR the election to the Company’s Board of Directors of the eight nominees listed in this proxy statement (Proposal 1) and FOR the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm (Proposal 2).

The business to be considered at the annual meeting will be confined to that business described in the notice of meeting to which this proxy statement is attached. Thus, the matters to come before the meeting will be strictly limited to the two proposals described in the notice of meeting. All proxies presented at the annual meeting, whether given to vote in favor of or against the foregoing proposals, will, unless contrary written instructions are noted on the proxy card, also entitle the persons named in the proxy to vote the proxies in their discretion on any proposal to adjourn the meeting, or otherwise take action concerning the conduct of the meeting.

Shareholders have the right to revoke their proxies by notifying the Corporate Secretary of the Company in writing at any time prior to the time the common shares represented thereby are actually voted. Proxies may be revoked (i) by filing with the Corporate Secretary of the Company, before the vote is taken at the annual meeting, either a written notice of revocation bearing a later date than the proxy, or a second duly executed proxy card relating to the same shares bearing a later date than the other proxy, or (ii) by attending the annual meeting and voting in person (although attendance at the meeting without voting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxy should be sent to the address on the cover of this proxy statement.

Under the Company’s By-Laws, if a quorum is present in person or by proxy at the annual meeting, the favorable vote of a majority of the votes cast by shareholders will be required in order (i) to elect each of the nominees as directors (Proposal 1) and (ii) to appoint Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm until the close of the 2009 annual meeting (Proposal 2). Thus, a shareholder who does not vote at the annual meeting will not affect the outcome of the votes so long as a quorum is present at the annual meeting.

A shareholder who votes to abstain on the election of directors will have no effect on the outcome. A vote to abstain on the other proposals will have the effect of a vote against the proposal. If a shareholder votes to abstain, such shares will be counted as present for purposes of determining whether a quorum is present.

A broker who holds common shares in ‘‘street name’’ as nominee for a customer who is the beneficial owner of the shares will have discretionary authority to vote the shares on all proposals if the broker has not received voting instructions from the beneficial owner. If a shareholder whose common shares are held in ‘‘street name’’ does not give voting instructions to the broker and the broker does not vote, the votes will be ‘‘broker non-votes.’’ ‘‘Broker non-votes’’ will have no effect on the vote for the election of directors and the other proposals, but will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

It is proposed that eight persons, constituting the entire Board, be elected to serve until the next annual meeting of shareholders. The persons listed below are nominated for election and constitute the current Board of Directors.

Name	Age	Position
Giora Inbar	52	Chairman of the Board of Directors
Shaul Menachem	60	Director and Chief Executive Officer
Lawrence W. Findeiss	58	Director
Dr. Jacob Gesthalter	61	Director
Michael Gorin	66	Director
Israel Ofen	58	Director
Dr. Avraham Ortal	40	Director
Dov Zeelim	67	Director

The principal occupations of each director during the last five or more years and directorships in other companies is supplemented by the following information:

Giora Inbar was elected as Chairman of the Board of Directors on January 23, 2008. Mr. Inbar currently serves as Chairman of the Board of Ishal Amelet Investments (1995) Ltd. (‘‘Ishal’’), the controlling shareholder of TAT Technologies Ltd. (‘‘TAT Technologies’’), and also serves as Chief Executive Officer of Kaman Holdings Ltd., the parent of Ishal. Mr. Inbar served in the Israel Defence Forces for over 25 years and retired as a Brigadier General. He also serves as chairman of the Board of a number of companies in the Kaman Group, including TAT Technologies. Mr. Inbar holds M.B.A. and B.A. degrees from Haifa University and is also a graduate of the U.S. Army War College.

Shaul Menachem has served as the Company’s Chief Executive Officer and director since February 1998. Since the Company’s purchase of Piedmont Aviation Component Services LLC (‘‘Piedmont’’) in July 2005, Mr. Menachem has also served as Piedmont’s Chief Executive Officer. From November 1993 to February 1998, Mr. Menachem served as manager and owner of Sham-Kal Technologies, a company which provided consulting and training services primarily to manufacturing companies. Prior to that, he served as an operations manager of a facility of Israel Military Industries, an Israeli defense contractor. Mr. Menachem holds a B.A. from Bar Ilan University and an M.Sc. in Engineering from Bridgeport University in Connecticut.

Lawrence W. Findeiss has served as a director since March 2007. Mr. Findeiss served as Executive Director of the Oklahoma Aerospace Alliance, an Oklahoma statewide aerospace industry trade organization, where he was responsible for startup, and administration of membership recruiting, program development and liaised with state and local government and agency officials from November 2005 to March 2007. Prior thereto and since 2001 he was employed by Lufthansa Technik, or LHT, the maintenance, repair and overhaul (‘‘MRO’’) subsidiary of Lufthansa Airlines, in sales and customer service positions. From April 2003 to November 2005 he was a sales manager of the component repair unit of LHT, Hawker Pacific Aerospace. Prior thereto and since April 2001 he was employed by LHT’s Tulsa-based nacelle component repair unit. Mr. Findeiss has held a variety of positions with aerospace, aviation and capital equipment aftermarket companies for more than 15 years. He is also a former U.S. Navy pilot with rotary wing and fixed wing flight experience. Mr. Findeiss holds a B.A. in Economics from Northwestern University, and an MBA from the Tuck School, Dartmouth College.

Dr. Jacob Gesthalter has served as a director since March 2007. Dr. Gesthalter has served as President of Vicor Industries, Inc., a distributor of electronics and electrical components, since 1983 and Vice President of Alliance Technology Corporation, a manufacturer of military fuses, since 1986. He has also served as a partner of G-Square, LLC since 1997. Prior to that he was a Professor of Economics at Lehman College in New York and held teaching positions in the MBA programs of Hofstra and Fairleigh Dickinson Universities, as well as a research fellowship at the National Bureau of Economic Research (NBER) in New York. Dr. Gesthalter holds a Ph.D. degree in Economics from the Graduate Center of the City University of New York.

Michael Gorin has served as a director since March 2007. He is also serves as a director of National R.V. Holdings. Mr. Gorin was employed by Aeroflex Incorporated, a NASDAQ-listed company engaged in the design, engineering, and manufacture of microelectronic and test solutions to the broadband communications, aerospace, and defense markets, in various financial executive capacities for over 20 years before retiring on December 31, 2005. He served as Chief Financial Officer of Aeroflex from 1988 and as its Vice Chairman and Chief Financial Officer from February 2004 until December 31, 2005. From 1980 through 1985, he was a Senior Vice President at Republic National Bank of New York and from 1963 to 1980 he was employed by Arthur Andersen & Co., becoming a partner in 1973. Mr. Gorin holds a B.B.A. in accounting from Hofstra University and is a C.P.A. in New York.

Israel Ofen has served as a director since 1992 and has served as Executive Vice President and Chief Financial Officer of TAT Technologies since August 1993. He has served as Managing Director of TAT Technologies since March 1991 and has held various other managerial positions since April 1985. Mr. Ofen also serves as a director of TAT Industries Ltd. (‘‘TAT Industries’’). Mr. Ofen holds a B.A. in Economics from Bar Ilan University and is a licensed C.P.A. in Israel.

Dr. Avraham Ortal was elected as a director on January 23, 2008. Dr. Ortal currently serves as the Chief Executive Officer of Mofet Holdings Ltd., a subsidiary of Kaman Holdings Ltd., the controlling shareholder of the company, and also serves as Vice President of Kaman Holdings Ltd. and is responsible for all of its international operations. Previously, Dr. Ortal was as a partner in the law firm of Zellermayer, Pelossof & Co. of Tel Aviv, Israel. While at Zellermayer, Pelossof & Co., Dr. Ortal specialized in international business and finance transactions. Prior to joining the Zellermayer firm, Dr. Ortal was employed as an associate with the New York law firm of Davis Polk & Wardwell and as an Adjunct Lecturer (Mergers & Acquisitions) at the Duke University School of Law. Dr. Ortal holds an .LL.B. degree from the College of Management, an L.L.M. degree from Duke University School of Law and a S.J.D. degree from Duke University.

Dov Zeelim has served as a director since 1992 and recently resigned as Chairman of the Company’s Board of Directors. Mr. Zeelim has served as Vice Chairman of the Board of Directors of our parent company, TAT Technologies, since April 1985 and as its President and Chief Operating Officer since August 2000. Mr. Zeelim also serves as a director of TAT Industries. Mr. Zeelim is a licensed C.P.A. in Israel.

On January 7, 2007, Gillon Beck, who had served as a director since September 2004 resigned from our Board of Directors.

The Board of Directors unanimously recommends that shareholders vote ‘‘FOR’’ the election of the eight directors.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Virchow, Krause & Company, LLP acted as the Company’s independent registered public accounting firm in 2007. The audit committee of the Board of Directors recommends that shareholders approve the appointment of Virchow, Krause & Company, LLP in 2008. In accordance with applicable law, the Company’s shareholders are asked to appoint Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm, to hold office until the close of the next annual meeting in 2009. A representative of Virchow, Krause & Company, LLP is expected to be present at the annual meeting and to have the opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions raised at the meeting.

Fees Billed by Virchow, Krause & Company, LLP During Fiscal Years 2007 and 2006

	Fiscal Year
	2007	2006
Audit Fees	$365,489	$145,370
Audit-Related Fees	27,500	—
Tax Fees	6,015	—
All Other Fees	—	—
Total	$399,004	$145,370

‘‘Audit Fees’’ relate to assurance and related services for the audits of the annual financial statements for fiscal years 2007 and 2006, the review of quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. In 2007, $173,124 related to services provided in connection with our public offering, including the filing of our Registration Statement on Form S-1. In 2007 and 2006, $173124 and $12,800, respectively, are related to services provided in connection with our initial public offering, including the filing of our Registration Statement on Form S-1. ‘‘Audit-Related Fees’’ consists of assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements. These services include due diligence and various attestation services.

‘‘Tax Fees’’ consists of professional services related to tax compliance, tax advice and tax planning services.

‘‘All Other Fees’’ consists of those services permitted to be provided by the independent registered public accounting firm but not included in the other categories.

Pre-approval of Services

The audit committee of the Company’s Board of Directors has established a policy to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm. Prior to engagement of the accounting firm for the next year’s audit, management and the accounting firm submit to the audit committee a description of the audit and permitted non-audit services expected to be provided during that year for each of the Company’s categories of services described above, together with a fee proposal for those services. Prior to the engagement of the independent registered public accounting firm, the audit committee considers with management and the accounting firm and approves (or revises) both the description of audit and permitted non-audit services proposed and the budget for those services. If circumstances arise during the year when it becomes necessary to engage the firm for additional services not contemplated in the original pre-approval, the audit committee at its regularly scheduled meetings requires separate pre-approval before engaging the independent registered public accounting firm. To ensure prompt handling of unexpected matters, the committee may delegate pre-approval authority to one or more of its members who report any pre-approval decisions to the committee at its next scheduled meeting. Prior to the establishment of the audit committee in 2007, all of the audit and permitted non-audit services described above were approved by our Board of Directors.

The Board of Directors unanimously recommends that shareholders vote ‘‘FOR’’ the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm.

DIRECTORS AND COMMITTEES

Independent Directors

In general, NASDAQ Marketplace Rules require that a NASDAQ-listed company have a majority of independent directors on its Board of Directors. Since TAT Technologies owns more than 50.0% of our common stock, we are considered a ‘‘controlled company’’ within the meaning of NASDAQ Marketplace Rules. Accordingly, we are exempt from certain independence requirements under the NASDAQ listing standards, such as the requirement to have a majority of independent directors on our Board of Directors.

Since the controlled company exemption does not extend to our audit committee, it must have at least three members and be comprised only of independent directors each of whom satisfies the respective ‘‘independence’’ requirements of the Securities and Exchange Commission and NASDAQ.

Three of our directors, Messrs. Findeiss and Gorin and Dr. Gesthalter, are deemed to be independent under the applicable securities law requirements and the listing standards of the NASDAQ Global Market. For so long as TAT Technologies owns more than 50.0% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board of Directors, the composition of our Board committees and the size of the Board.

Board Meetings

The Board met five times during the 2007 fiscal year.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of shareholders although directors are encouraged to attend annual meetings. We were not a public company at our 2006 annual meeting.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to us at Limco-Piedmont Inc., Attention: Investor Relations, 5304 S. Lawton Ave., Tulsa, Oklahoma 74107. Shareholders who would like their submission directed to a member of the Board of Directors may so specify. All communications will be reviewed by the Chief Executive Officer. All appropriate business-related communications as reasonably determined by the Chief Executive Officer will be forwarded to the Board of Directors of, if applicable, to the individual director.

Committees

Our By-Laws authorize our Board of Directors to appoint one or more committees, each consisting of one or more directors. Our Board of Directors currently has an audit committee and a compensation committee, the composition and responsibilities of which are described below.

Director Nominees

Since TAT Technologies owns more than 50.0% of our common stock and we are a ‘‘controlled company’’ within the meaning of the corporate governance standards of NASDAQ, we are neither required to have, nor will we have, a nominating and corporate governance committee. Accordingly, our shareholders do not have the same protections afforded to shareholders of companies that are subject to all the NASDAQ corporate governance requirements.

All of our directors participate in the consideration of director nominees. Although we do not have a formal charter or policy with regard to the consideration of any director candidates recommended by shareholders, the directors will consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. Procedures for shareholder direct nomination of directors are discussed in detail in our By-Laws.

Our Board of Directors intends to regularly assess the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board of Directors considers various potential candidates for director. Candidates may come to the attention of the Board of Directors through our parent company, current members, officers or other persons. These candidates may be considered at any point during the year. The Board of Directors will also consider properly submitted shareholder recommendations for candidates for the Board of Directors.

Audit Committee

The audit committee met twice during the 2007 fiscal year. Our audit committee is comprised of three members, all of whom satisfy the respective ‘‘independence’’ requirements of the Securities and Exchange Commission and NASDAQ and are financially literate. The members of our audit committee are Lawrence W. Findeiss, Dr. Jacob Gesthalter and Michael Gorin. Our Board has determined that Michael Gorin qualifies as an audit committee financial expert as defined by rules of the Securities and Exchange Commission. He serves as chair of the committee.

Our Board of Directors has adopted an audit committee charter setting forth the responsibilities of the audit committee consistent with the rules of the Securities and Exchange Commission (the ‘‘SEC’’) and the NASDAQ Global Market. The charter is posted on our website at www.limcopiedmont.com under the Charters section of our investor relations webpage.

The audit committee is responsible for, among other things:

•	Appointing, evaluating, overseeing the work of, compensating and, if appropriate, terminating our registered independent public accounting firm;

•	Reviewing and discussing with management and our registered independent public accounting firm our quarterly financial statements and our earnings releases;

•	Reviewing and approving the terms of our registered independent public accounting firm’s engagement;

•	Pre-approving all auditing services and permissible non-audit services provided by our registered independent public accounting firm;

•	Engaging in a dialogue with our registered independent public accounting firm regarding relationships that may adversely affect the independence of the registered independent public accounting firm and, based on such review, assessing the independence of the registered independent public accounting firm;

•	Providing the audit committee report to be filed with the SEC in our annual proxy statement;

•	Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Reviewing and pre-approving related-party transactions;

•	Reviewing and discussing with management and our registered independent accounting firm management’s annual assessment of the effectiveness of the internal controls and our registered independent accounting firm’s attestation and report about management’s assessment as required by the SEC;

•	Reviewing and discussing with management and our registered independent accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and

•	Reviewing and assessing annually the adequacy of the audit committee charter.

Compensation Committee

The compensation committee met twice during the 2007 fiscal year. Our compensation committee is comprised of Messrs. Inbar, Findeiss and Gorin and Dr. Gesthalter. Mr. Inbar replaced Mr. Zeelim who served on the committee from March 2007 until January 2008. Our Board of Directors has adopted a compensation committee charter setting forth the responsibilities of the compensation committee consistent with the rules of the Securities and Exchange Commission and the NASDAQ Global Market. The charter is posted on our website at www.limcopiedmont.com under the Charters section of our investor relations webpage.

The compensation committee is responsible for assisting the Board of Directors in overseeing the Company’s management compensation policies and practices including, among other things:

•	Reviewing and making recommendations on director compensation;

•	Reviewing and approving the compensation of executives;

•	Reviewing and approving management incentive compensation policies and procedures;

•	Reviewing and approving equity compensation programs for employees; and

•	Preparing the annual report on executive compensation required by the rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, no member of the compensation committee was an officer or employee of the Company. In addition, no member of the compensation committee or executive officer of the Company currently serves as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

The Board of Directors adopted a Code of Business Conduct and Ethics to promote honest, ethical and lawful conduct by all of our employees, officers and directors. The Code of Business Conduct and Ethics is posted on our website at www.limcopiedmont.com under the Code of Conduct section of our investor relations webpage. The information on our website is not a part of this proxy statement.

EXECUTIVE OFFICERS

Set forth below are the names, ages and current positions of our current executive officers.

Name	Age	Position
Shaul Menachem	60	Chief Executive Officer
Carla S. Covey	35	Executive Vice President and Chief Financial Officer
Robert Koch	60	President of Limco Airepair Inc.
Shabtai Moshiashvili	35	Chief Financial Officer of Limco Airepair Inc.
Ehud Netivi	61	President of Piedmont Aviation Component Services LLC

Shaul Menachem has served as our Chief Executive Officer and a director since February 1998. Since our purchase of Piedmont in July 2005, Mr. Menachem has also served as that company’s Chief Executive Officer. From November 1993 to February 1998, Mr. Menachem served as manager and owner of Sham-Kal Technologies, a company which provided consulting and training services primarily to manufacturing companies. Prior to that, he served as an Operations Manager of a facility of Israel Military Industries, an Israeli defense contractor. Mr. Menachem holds a B.A. from Bar Ilan University and an M.Sc. in Engineering from Bridgeport University in Connecticut.

Carla S. Covey was appointed as our Executive Vice President and Chief Financial Officer on March 31, 2008. Ms. Covey previously served as a Mergers and Acquisitions Consultant for TI Capital, a private venture capital firm based out of Los Angeles, California, from July 2007 to March 2008. Ms. Covey served as Senior Vice President of Finance and Chief Accounting Officer for Syntroleum Corporation from March 2005 to June 2007 and also served Syntroleum as Vice President of Finance and Controller from September 2002 until March 2005, as Controller from January 1999 until September 2002, and as Director of Accounting from June 1997 until January 1999. Prior to 1997, Ms. Covey served as Accounting Manager/Human Resource Manager and Manager, Facility Operations for AGC Manufacturing Services, Inc. Ms. Covey received her B.A. in Business Administration from Drury University and her M.S. in Management from Southern Nazarene University. She has also completed the Harvard Business School’s Executive Management Program in Finance and is a Certified Public Accountant.

Robert Koch has served as President of our subsidiary, Limco Airepair since January 22, 2008. Mr. Koch, a veteran of the aviation heat transfer industry, has over 20 years of experience in management, engineering, business development, quality control, operations, supply chain management, IT and customer support. Mr. Koch was employed for almost 20 years by the Lori Heat Transfer operations of Honeywell Aerospace and its predecessor company. Mr. Koch held numerous management positions with Lori and served as its Business Operations Leader prior to joining the repair division of the NORDAM Group Inc. in January 2005. Mr Koch joined NORDAM as Director of Quality and most recently served as Senior Director of Support Services.

Shabtai Moshiashvili has served as Chief Financial Officer of Limco Airepair Inc. since March 22, 2006 and also served as our Chief Financial Officer until March 31, 2008. From June 2003 until March 2006, Mr. Moshiashvili served as a controller of Haargaz Storage, Cooling and Display Systems, a company engaged in the manufacture and sale of furniture and refrigerated storage and display units. Prior to that Mr. Moshiashvili served as a senior auditor at PriceWaterhouseCoopers Israel, an international accounting firm. Mr. Moshiashvili holds a B.A in Accounting and a B.A. in Economics and Administration from Tel-Aviv University and is a licensed C.P.A. in Israel.

Ehud Netivi has served as President of our subsidiary, Piedmont Aviation Component Services LLC since October 18, 2007. Mr. Netivi has over 30 years experience in the aerospace industry, serving in various managerial roles with Israel Aircraft Industries. Mr. Netivi served as Production Manager, Business Development and Marketing Director, and General Manager of several IAI subsidiaries. Most recently, Mr. Netivi served as Business Development and Marketing Director of IAI International, located in St. Louis, Missouri. Mr. Netivi holds a B.A. degree in Economics from Bar Ilan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned as of April 17, 2008, including shares that are exercisable within 60 days, by each 5.0% or greater shareholder, each director and each executive officer named in the Summary Compensation Table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding
TAT Technologies	8,145,000	(1)	61.68%
P.O. Box 80
Gedera, L3 70750
Shaul Menachem	33,000	(2)		*
5304 S. Lawton Ave.
Tulsa, Oklahoma 74107
Lawrence W. Findeiss	—		—
10215 South Fulton Ave.
Tulsa, OK 74137
Dr. Jacob Gesthalter	—		—
225 Country Rd.
Tenafly, NJ 07670
Michael Gorin	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma 74107
Israel Ofen	—		—
23 Hatayassim
Raanana, L3
Dov Zeelim	—		—
P.O. Box 80
Gedera, L3 70750
Carla S. Covey	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107
Shabtai Moshiashvili	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107
Barry Orrell	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107
Robert Koch	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107
Ehud Netivi	—		—
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107
All directors and officers as a group	33,000			*

*	Less than 1%.
(1)	We are a subsidiary of TAT Technologies, a public company whose shares are listed on the NASDAQ Capital Market and the Tel Aviv Stock Exchange (the ‘‘TASE’’). Ishal Amelet Investments (1995) Ltd., a public company whose shares are listed on the TASE, is the owner of 47.7% of the outstanding shares of TAT Technologies.
(2)	Mr. Menachem’s beneficial ownership includes stock options to purchase 33,000 shares of common stock exerciseable currently or within 60 days.

CERTAIN BUSINESS AND RELATED PERSON TRANSACTIONS

Relationship with TAT Technologies

TAT Technologies, our parent company, owns approximately 61.7% of our outstanding common stock. For as long as TAT Technologies continues to own more than 50.0% of our common stock, it will be able to direct the election of all the members of our Board of Directors and exercise a controlling influence over our business and affairs. Similarly, TAT Technologies will have the power to determine or significantly influence the outcome of matters submitted to a vote of our shareholders, to prevent a change in control of us and to take other actions that might be favorable to it.

At present, Mr. Inbar serves as Chairman of the Board of Directors of Ishal, the controlling shareholder of TAT Technologies, Chairman of the Board of Directors of TAT Technologies and Chairman of our Board of Directors; Mr. Zeelim serves as President of TAT Technologies and a member of our Board of Directors; and Mr. Ofen serves as the Chief Financial Officer of TAT Technologies and a member of our Board of Directors. Mr. Inbar’s service as Chairman of the Boards of Directors of Ishal, TAT Technologies and our company, and Mr. Zeelim’s and Mr. Ofen’s service as both officers of TAT Technologies and directors of our company, could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality and cost of products and services provided to us by TAT Technologies, (ii) disagreement over the desirability of a potential acquisition opportunity, or (iii) employee retention or recruiting.

In accordance with Israeli law, our grant of options to Messrs. Inbar, Zeelim and Ofen must be approved by the audit committee and the Board of Directors of TAT Technologies. Additionally, the option grant to Mr. Inbar must be approved by the shareholders of TAT Technologies and the audit committee, the Board of Directors and the shareholders of Ishal.

Our policy is to enter into transactions with TAT Technologies on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Change in Control

On November 14, 2007, Ishal entered into agreements with the major shareholders of TAT Technologies to acquire a controlling interest. Ishal is a public company traded on the TASE and the owner of 47.7% of the shares of TAT Technologies. Pursuant to such agreements, Mr. Shlomo Ostersetzer, sold to Ishal his entire beneficial ownership interest in TAT Industries to Ishal. Mr. Zeelim, a member of our Board of Directors, sold to Ishal 50.0% of his beneficial ownership in TAT Industries. The agreement between Ishal and Mr. Zeelim also provides for a mutual call and put option for the sale of his remaining beneficial ownership in TAT Industries, exercisable after January 1, 2010. Mr. Zeelim also sold to Ishal his entire beneficial ownership interest in our parent company, TAT Technologies, (45,000 ordinary shares or approximately 0.69% of its outstanding shares).

In addition, FIMI Opportunity Fund (‘‘FIMI’’), through its affiliate TA-TOP Limited Partnership, sold 600,000 ordinary shares of our parent company beneficially held by it (approximately 9.2% of TAT Technologies outstanding shares). The agreement between Ishal and FIMI also provides for a mutual call and put option exercisable after one year with respect to the remaining 241,443 ordinary shares of our parent company beneficially held by FIMI (approximately 3.7% of TAT Technologies outstanding shares).

On January 7, 2008, Gillon Beck, a director of TAT Technologies who was appointed to our Board of Directors as a representative of FIMI, resigned.

Loan Agreement

In July 2005, TAT Technologies provided us with $6.0 million in two loans to assist our financing the acquisition of Piedmont. The loans were to be repaid in three annual installments beginning July 1, 2008. The first loan had a fixed annual interest rate of 7.25% and the second loan provided for interest of Libor + 3.0% compounded annually (8.35% at March 31, 2007). In August 2006, we repaid $2.0 million of the Libor-denominated loan. The remaining balance of these loans were repaid with a portion of the proceeds from our initial public offering. For the years ended December 31, 2006 and December 31, 2007, we paid $451,506 and $182,527, respectively, in interest charges to TAT Technologies under these loans.

Manufacturing License Agreement

In January 2007, we entered into a manufacturing license agreement with TAT Technologies, an approved supplier of aircraft heat transfer systems for the U.S. Armed Services, pursuant to which we subcontracted with TAT Technologies and granted it a license to use our designs and other technical information to manufacture and sell us heat exchangers, coolers and other components used in heat transfer systems to be manufactured or repaired by us for the United States government, OEMs, commercial airlines and maintenance and repair stations. The agreement was entered into as required under U.S. government regulations and pursuant to which the parties agreed to comply with all applicable sections of the U.S. Department of State’s International Traffic in Arms Regulations including consent of the Directorate of Defense Trade Control to enter into the agreement. The agreement expires on August 31, 2016 and requires the prior written consent of the U.S. government to transfer the licensed article to any person or government outside of Israel or the United States.

Allocation of Activity Agreement

In March 2007, we entered into a 10-year agreement with TAT Technologies pursuant to which we allocate responsibility for all MRO services relating to heat exchangers and product manufacturing services relating to heat exchangers and air conditioners provided to new and existing customers of TAT Technologies or our company.

Provided that we purchase all the core matrices which we may need in order to provide MRO services with respect to such customers’ heat exchange components from TAT Technologies (except for those cores we are required to buy pursuant to our agreement with Hamilton Sundstrand), we will perform all MRO work, except under the following circumstances:

•	the customer is an Israeli entity or authority;

•	the customer of TAT Technologies demands that the work be performed by TAT Technologies;

•	TAT Technologies is the OEM manufacturer of the heat exchanger or component which is the subject of the MRO services, except with respect to customers in North America for which we are appointed as the exclusive MRO licensee for the term of the allocation of activity agreement; or

•	we are not qualified to perform the MRO services or our plants are not capable of performing such MRO services.

TAT Technologies will perform original equipment manufacturing services for heat transfer components, except under the following circumstances:

•	the customer requests that product manufacturing services be performed in the United States;

•	United States federal or state regulations require that the product manufacturing services be performed within the United States;

•	TAT Technologies determines that the product manufacturing services are not economically suitable; or

•	TAT Technologies determines that due to political or other anticipated long-term relations with the customer, or for any other reason, it is preferable that the product manufacturing services be performed by the Company.

The agreement also provides that each party will grant the other a right of first refusal regarding subcontracting the production of core matrix-related components, subject to certain royalty payments and sales commission arrangements.

Registration Rights Agreement

In March 2007, we entered into a Registration Rights Agreement with TAT Technologies, granting it the right to register its common stock under the Securities Act of 1933, as amended. These registration rights include unlimited rights to request that their shares be included in any underwritten public offering of our common stock. The underwriters in our initial public offering were permitted to reduce the shares to be included in the registration statement for marketing reasons. In addition, at any time following the expiration of one year after the completion of the initial public offering, the holders of a majority of these shares are entitled to demand, up to five times in aggregate, that we register their shares. Also, one year after we become a public reporting company, the holders of a majority of these shares are entitled to request that we effect a registration of their shares on a shelf registration statement, up to three times in aggregate provided that we are eligible to use a Form S-3. We are not obliged to effect more than one demand in any twelve-month period. We have also agreed to indemnify TAT Technologies against certain liabilities in connection with their registration rights granted under this agreement, including liabilities under the Securities Act of 1933, as amended. All expenses incurred in connection with these registrations, other than underwriters’ and brokers’ discounts and commissions, are payable by us.

Separation Agreement

In March 2007, we entered into an agreement with TAT Technologies pursuant to which we agreed to cooperate with TAT Technologies with respect to certain matters relating to our initial public offering and our transition from a private to a public company. In particular, we agreed to:

•	Consult and cooperate with TAT Technologies with respect to the pricing and the consummation the initial public offering;

•	Use a portion of the proceeds of the initial public offering to repay approximately $4.0 million of indebtedness that we owed to TAT Technologies;

•	Cooperate with TAT Technologies with respect to certain matters relating to the timing, preparation and disclosure of our financial statements to TAT Technologies for so long as TAT Technologies is required to consolidate our financial statements with its or to account for its investment in us under the equity method of accounting; and

•	Maintain our status, at our option, as a named or additional insured under TAT Technologies’ insurance policies until TAT Technologies ceases to beneficially own more than 50.0% of our outstanding shares of common stock.

Further, we and TAT Technologies agreed that all future proposed intercompany transactions between us and TAT will be subject to the approval of the audit committee of our Board of Directors.

Dispute Resolution Procedures

In the Allocation of Activity Agreement and the Separation Agreement, we agreed with TAT Technologies that neither party will commence any court action to resolve any dispute or claim arising out of or relating to any of our agreements with them, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business at the operational level will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days after submission to the executives, either party may submit the dispute to binding arbitration before three arbitrators appointed by the American Arbitration

Association. The arbitrators will determine the dispute in accordance with Delaware law. Most of the agreements between TAT Technologies and us have similar dispute resolution provisions.

Parts Purchased from TAT Technologies

As a subsidiary, we have had ongoing day-to-day transactions with TAT Technologies. TAT Technologies has historically provided us with parts and engineering support for our heat transfer component MRO services. For the years ended December 31, 2006 and December 31, 2007, we purchased $3.7 million and $5.0 million of parts from TAT Technologies, respectively. We intend to continue to purchase parts from TAT Technologies.

TAT Technologies’ Potential Employment of Shaul Menachem

TAT Technologies has agreed to employ Mr. Menachem, our Chief Executive Officer, as a vice president for a period of one year after the termination of his employment with us provided that such termination was not for cause (as such term may be defined in Mr. Menachem’s employment agreement with us) and Mr. Menachem returns to Israel. The terms of such employment will be the same as the average salary and terms of employment of other vice presidents employed by TAT Technologies at such time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent shareholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent shareholders complied with the applicable filing requirements.

COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to our named executive officers in 2006 and 2007.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Shaul Menachem, Chief Executive Officer	2006	196,211		—	74,819	(1)	—		407,531	(2)	—	53,889	(3)	732,450
Shaul Menachem, Chief Executive Officer	2007	195,769		—	555,710	(4)	112,008	(5)	599,837	(6)	—	27,776	(7)	1,463,324
Carla S. Covey(8)	2007	—		—	—		—		—		—	—		—
Shabtai Moshiashvili, Chief Financial Officer of Limco Airepair	2006	64,404	(9)	—	—		—		16,307	(10)	—	11,173	(11)	91,884
Shabtai Moshiashvili, Chief Financial Officer of Limco Airepair	2007	86,539		—	—		8,627	(12)	28,207	(13)	—	7,087	(14)	130,460
Barry Orrell, Vice President of Material Services	2006	103,674		—	—		—		28,418	(15)	—	2,616	(16)	134,708
Robert Koch, President of Limco Airepair Inc.(17)	2007	—		—	—		—		—		—	—		—
Ehud Netivi, President of Piedmont Aviation Component Services LLC (18)	2007	4,615		—	—		—		—		—	5,700		10,315

(1)	This amount represents the fair value of Mr. Menachem’s phantom options on the ordinary shares of TAT Technologies recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2006. This amount relates solely to the 10,000 phantom options for which Mr. Menachem requested payment in 2006.

(2)	The non-equity incentive plan compensation amount for Mr. Menachem includes the receipt in 2006 of $60,000 of an $80,000 bonus award given him in 2005.
(3)	The amount of other compensation shown for Mr. Menachem represents housing and other living expenses, personal use of a company-owned car, contributions to Mr. Menachem’s 401k Plan account, business travel expenses and certain personal travel expenses for Mr. Menachem’s wife.
(4)	This amount represents the fair value of Mr. Menachem’s phantom options on the ordinary shares of TAT Technologies recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007.
(5)	This amount represents the fair value of Mr. Menachem’s 66,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007.
(6)	The non-equity incentive plan compensation amount for Mr. Menachem includes the receipt in 2007 of (i) $20,000 of an $80,000 bonus award given to him in 2005; (ii) $330,393 bonus award upon consummation of the initial public offering and (iii) $249,444 incentive bonus award based on the Company’s consolidated pretax income for the year ended December 31, 2007.
(7)	The amount of other compensation shown for Mr. Menachem represents housing and other living expenses, personal use of a company-owned car, contributions to Mr. Menachem’s 401k Plan account, business travel expenses and certain personal travel expenses for Mr. Menachem’s wife.
(8)	Ms. Covey served as our Executive Vice President and Chief Financial Officer since March 31, 2008 and has not been paid any compensation for the year ended December 31, 2007.
(9)	This amount is based on an annual salary of $85,000 which was prorated to reflect the fact that Mr. Moshiashvili began work on March 21, 2006.
(10)	The non-equity incentive plan compensation amount for Mr. Moshiashvili includes a $16,307 incentive bonus award based on the Limco-Airepair’s pretax income for the year ended December 31, 2006.
(11)	The amount of other compensation shown for Mr. Moshiashvili represents personal use of a company-owned car, contributions to Mr. Moshiashvili’s 401k Plan account and travel and relocation expenses.
(12)	This amount represents the fair value of Mr. Moshiashvili’s 10,500 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007.
(13)	The non-equity incentive plan compensation amount for Mr. Moshiashvili includes a $18,207 incentive bonus award based on the Limco-Airepair’s pretax income for the year ended December 31, 2007, and a $10,000 bonus for consummation of the initial public offering.
(14)	The amount of other compensation shown for Mr. Moshiashvili represents personal use of a company-owned car, contributions to Mr. Moshiashvili’s 401k Plan account and travel and relocation expenses.
(15)	The non-equity incentive plan compensation amount for Mr. Orrell includes a $25,288 incentive bonus award based on .05%.
(16)	The amount of other compensation shown for Mr. Orrell represents contributions to his 401k Plan account.
(17)	Mr. Koch has served as President of Limco Airepair Inc. since January 22, 2008 and has not been paid any compensation for the year ended December 31, 2007.
(18)	Mr. Netivi has served as President of Piedmont Aviation Component Services LLC since October 18, 2007.

Employment Agreements

The following paragraphs summarize the employment-related agreements for our named executive officers:

Shaul Menachem.    We entered into an employment agreement with Mr. Menachem dated May 10, 2004 and a supplementary agreement dated August 2005 under which he agreed to serve as the President and Chief Executive Officer of our Company and our Piedmont subsidiary. In connection with our initial public offering, we further amended and restated Mr. Menachem’s employment agreement.

Under the terms of the agreement, as amended, Mr. Menachem’s salary of $190,000 for 2005 was adjusted to $196,460 for 2006. This adjustment was based on the percentage increase in the United States consumer price index during the corresponding period. In 2007, Mr. Menachem’s salary was increased to $218,380 pursuant to a June 2007 amendment to his employment agreement. Mr. Menachem also received a bonus in 2006 in an amount equal to the sum of 3.0% of Limco-Airepair’s income before taxes for the year ended December 31, 2006 and 6.0% of Piedmont’s income before taxes for the year ended December 31, 2006. In 2007, Mr. Menachem received a bonus in an amount equal to the sum of 3.0% of the consolidated income before taxes of our company for the year ended December 31, 2007, up to a maximum of $250,000. Mr. Menachem’s previous employment agreement also provides for a guaranteed bonus of $80,000, $60,000 of which was paid in 2006 with the remainder paid in 2007.

In order to provide Mr. Menachem with incentive compensation tied to the potential increase in value of the shares of TAT Technologies in a manner similar to that provided to the other executives of TAT Technologies, the Board of Directors granted Mr. Menachem 45,000 non-transferable phantom options on the ordinary shares of TAT Technologies, which shares trade on the Tel Aviv Stock Exchange, of which 15,000 options vested on July 1, 2005, 15,000 options vested on July 1, 2006 and the remaining 15,000 options vested on April 1, 2007.

Our Board of Directors agreed to reward Mr. Menachem upon consummation of an initial public offering by paying him a $330,393 cash bonus and granting him options to purchase 66,000 shares of our common stock at the initial public offering price of $11.00. Mr. Menachem’s options vest over a period of two years from the closing date of the offering in four equal semi-annual installments. In the event that Mr. Menachem’s employment is terminated without cause prior to the vesting of all of his options, the unvested options will vest immediately and will be exercisable for a 90-day period following the date of termination of his employment.

Carla S. Covey.    We entered into an employment agreement with Ms. Covey effective March 31, 2008 pursuant to which she will receive an annual base salary of $185,000. In addition, Ms. Covey was also granted (i) a signing bonus of options to purchase an aggregate of 15,000 shares of the Company’s common stock, vesting in 5,000 share increments on the first, second and third anniversaries of the date of the Agreement, with an exercise price based on the closing price of the Company’s common stock on the NASDAQ stock exchange on March 31, 2008, (ii) a retention bonus of options to purchase 15,000 shares of the Company’s common stock on or before July 31, 2008, vesting in 5,000 increments on the first, second and third anniversary of the granting of such options and (iii) a yearly bonus equal 1.0% of the consolidated net profit (as defined in the Agreement) of the Company, for the year 2008 and each year thereafter.

The Agreement provides that if Ms. Covey is terminated without ‘‘just cause’’ or if Ms. Covey resigns for ‘‘good reason,’’ the Company (i) must pay her monthly base salary for an additional period of six months from her last date of employment with the Company, (ii) pay her pro-rata share (from January 1st through the last date of her employment with the Company) of any bonus due to her under the Agreement and (iii) immediately vest all stock options or shares of restricted stock granted to her by the Company during her employment with the Company. The Agreement also contains certain confidentiality and non-competition covenants.

Robert Koch.    Limco Airepair entered into an employment agreement with Mr. Koch on January 22, 2008 pursuant to which he agreed to serve as President. The agreement provides that Mr. Koch will be paid an annual base salary of $160,000, as well as, an annual bonus equal to 1.5%of the net profit from the operations of Limco Airepair for 2008 and 1.5% of the net profit of the operations of Limco Airepair for 2009 and subsequent years. In addition, Limco Airepair will reimburse Mr. Koch for all reasonable out-of-pocket expenses and provide a company vehicle. Mr. Koch is also entitled to participate in all employee benefit plans and is considered a senior employee entitled to stock options in Limco subject to being employed for at least 12 months. The agreement provides that either party may terminate Mr. Koch’s employment upon 90 days’ prior written notice. Limco Airepair may terminate Mr. Koch’s employment prior to such period, but will have to pay him all of his salary and benefits for the entire 90 days.

Shabtai Moshiashvili.    We previously entered into an employment agreement with Mr. Moshiashvili dated March 20, 2006 under which he agreed to serve as our Chief Financial Officer. The agreement provided that Mr. Moshiashvili be paid an annual gross salary of $85,000 commencing March 20, 2006 and was entitled to a yearly bonus following the end of every full year of employment of 0.75% of Limco-Airepair’s income before taxes. Mr. Moshiashvili was also entitled to annual salary increases which tracked the corresponding percentage increase in the United States consumer price index, but which could not be less than 3.0% for any given year. The agreement provided that either party may terminate Mr. Moshiashvili’s employment upon 30 days’ prior written notice.

Ehud Netivi.    Piedmont entered into an employment agreement with Mr. Netivi on December 10, 2007 pursuant to which he agreed to serve as President. The agreement provides that Mr. Netivi will be paid an annual base salary of $120,000, as well as, an annual bonus equal to .75%of the net profit from the operations of Piedmont for 2008 and 1.25% of the net profit of the operations of Piedmont for 2009 and subsequent years. In addition, Piedmont will reimburse Mr. Netivi for all reasonable out-of-pocket expenses, provide a company vehicle, pay reasonable travel expenses for Mr. Netivi and his spouse to Tulsa and Israel and make a one time payment of $2,500 to cover relocation costs. Mr. Netivi is also entitled to participate in all employee benefit plans and is considered a senior employee entitled to stock options in Limco subject to being employed for at least 12 months. The agreement provides that either party may terminate Mr. Netivi’s employment upon 60 days’ prior written notice. Piedmont may terminate Mr. Netivi’s employment prior to such period, but will have to pay him all of his salary and benefits for the entire 60 days.

Outstanding Equity Awards at Fiscal Year-End

The following table itemizes outstanding options held by the named executive officers under the 2007 Plan as of December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Shaul Menachem	16,500	(1)	49,500	(2)	—	$11.00	7/18/12
Shabtai Moshiashvili	—		10,500	(3)	—	$11.00	7/18/12

(1)	These options vested on November 18, 2007.
(2)	These options will vest as follows: 16,500 on March 18, 2008, 16,500 on July 18, 2008 and 16,500 on November 18, 2008.
(3)	These options will vest as follows: 3,500 on July 18, 2008, 3,500 on July 18, 2009 and 3,500 on July 18, 2010.

Potential Payments Upon Termination or Change-in-Control

We have not formulated a standard policy that provides for payments to our named executive officers upon a change of control. At the conclusion of his employment Mr. Menachem is entitled to receive an adaptation bonus, which may be deemed to be a severance payment, of six months salary and reimbursement of up to $4,000 of his moving expenses to Israel. The maximum possible dollar value to Mr. Menachem if his employment had been terminated on December 31, 2007 would have been $183,288.

Ms. Covey’s current employment agreement provides that if Ms. Covey is terminated without ‘‘just cause’’ or if Ms. Covey resigns for ‘‘good reason,’’ the Company (i) must pay her monthly base salary for an additional period of six months from her last date of employment with the Company, (ii) pay her pro-rata share (from January 1st through the last date of her employment with the Company) of any bonus due to her under the Agreement and (iii) immediately vest all stock options or shares of restricted stock granted to her by the Company during her employment with the Company.

Mr. Moshiavelli’s employment agreement provides for 30 days notice of termination without cause. The maximum possible dollar value to Mr. Moshiavelli if his employment had been terminated on December 31, 2007 would have been $11,881.

Ms. Covey and Messrs. Menachem and Moshiashvili have confidentiality and non-compete provisions in their employment agreements whereby each agree that they will not, either directly or indirectly, own, manage, operate, control, be employed by, provide consulting services to or for, or participate in the ownership, management, operation or control of any manner with any business competitive with us for a period of 12 months following termination for any reason. They also agree that they will not disclose any of our confidential information. In addition, Mr. Menachem’s employment agreement contains a non-solicitation provision whereby, during his employment and thereafter, he agrees not to directly or indirectly hire, employ, or offer any alternative employment opportunity to any employee of us or our subsidiaries.

Director Compensation

2007 Compensation of Non-Employee Directors

The following table provides information regarding the compensation of our directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Gillon Beck	10,548		24,647(1)	—	35,195
Lawrence W. Findeiss	22,667		24,647(2)	—	47,314
Dr. Jacob Gesthalter	20,667		24,647(3)	—	45,314
Michael Gorin	29,833	(4)	24,647(5)	1,356	55,836
Israel Ofen	10,548		24,647(6)	—	35,195
Dov Zeelim	10,548		28,755(7)	—	39,303

(1)	This amount represents the fair value of Mr. Beck’s 30,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Mr. Beck resigned from our Board of Directors on January 7, 2007 upon which all of his options terminated.
(2)	This amount represents the fair value of Mr. Findeiss’ 30,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Mr. Findeiss had 30,000 options outstanding as of the year ended December 31, 2007. None of his options were exercised in 2007.
(3)	This amount represents the fair value of Dr. Gesthalter’s 30,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Dr. Gesthalter had 30,000 options outstanding as of the year ended December 31, 2007. None of his options were exercised in 2007.
(4)	Mr. Gorin received $10,000 in committee chair fees for the year ended December 31, 2007 for his service as chair of the audit committee.
(5)	This amount represents the fair value of Mr. Gorin’s 30,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Mr. Gorin had 30,000 options outstanding as of the year ended December 31, 2007. None of his options were exercised in 2007.
(6)	This amount represents the fair value of Mr. Ofen’s 30,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Mr. Ofen had 30,000 options outstanding as of the year ended December 31, 2007. None of his options were exercised in 2007.
(7)	This amount represents the fair value of Mr. Zeelim’s 35,000 options granted under our 2007 Plan recognized by our company for financial statement reporting purposes and determined in accordance with FAS 123R for the year ended December 31, 2007. Mr. Zeelim had 35,000 options outstanding as of the year ended December 31, 2007. None of his options were exercised in 2007.

Cash Compensation.    Prior to 2007 we did not compensate our directors for their services. Beginning in April 2007, we paid each of our directors, other than Mr. Menachem, an annual fee of $20,000, a per meeting attendance fee of $1,000 and a special fee of $1,000 for each audit committee and compensation committee meeting. Our audit committee chair receives an additional annual fee of $10,000. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation.    All of our directors, except for our recently appointed directors, Mr. Inbar and Dr. Ortal, participated in the 2007 Plan. Mr. Zeelim, our former Chairman, was granted an option to purchase 35,000 shares of our common stock and each other director, except for Mr. Menachem, has been granted an option to purchase 30,000 shares of our common stock. The options vest in equal installments on July 18, 2008, July 18, 2009 and July 18, 2010 at an exercise price of $11.00.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Next year’s annual meeting of shareholders will be held on May 20, 2009. If a shareholder intends to present a proposal at next year’s annual meeting, and wishes to have the proposal included in the proxy statement for that meeting, a written proposal must be submitted to the Corporate Secretary at the address below. The Corporate Secretary must receive this proposal no later than December 22, 2008.

Notice of a proposal must include, for each matter: a brief description of the matter to be brought before the meeting; the reasons for bringing the matter before the meeting; the shareholder’s name, address and number of shares owned; and any material interest the shareholder may have in the proposal.

Shareholder proposals must be submitted in writing to the following address:

Corporate Secretary
Limco-Piedmont Inc.
5304 S. Lawton Ave.
Tulsa, Oklahoma, 74107

COST OF SOLICITATION

Proxies are being solicited herein by and on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company has made arrangements with brokers, banks and other holders of record to send proxy materials to shareholders, and the Company will reimburse them for their expenses in doing so.

In addition to their usual duties, directors, officers and a few certain other employees of the Company may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

By order of the Board of Directors,

Shaul Menachem
Chief Executive Officer
Tulsa, Oklahoma
April 21, 2008

LIMCO-PIEDMONT INC.

5304 s. Lawton Ave.

Tulsa, Oklahoma 74107

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Giora Inbar and Shaul Menachem, or either of them, attorneys or attorney of the undersigned, for and in the names(s) of the undersigned, with power of substitution and revocation in each to vote any and all shares of common stock, par value $.01 per share, of Limco-Piedmont Inc. (the “Company”), which the undersigned would be entitled to vote as fully as the undersigned could if personally present at the Annual Meeting of Shareholders of the Company to be held on May 20, 2008 at 10:00 a.m. at the Company’s headquarters at 5304 S. Lawton Ave., Tulsa, Oklahoma and at any adjournment or adjournments thereof, hereby revoking any prior proxies to vote said shares, upon the following items of business more fully described in the notice of and proxy statement for such Annual Meeting (receipt of which is hereby acknowledged):

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

LIMCO-PIEDMONT INC.

May 20, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of eight Directors.

☐ FOR ALL NOMINEES	NOMINEES:
☐ GIORA INBAR
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ SHAUL MENACHEM
☐ LAWRENCE W. FINDEISS
☐ FOR ALL EXCEPT (See instructions below)	☐ DR. JACOB GESTHALTER
☐ MICHAEL GORIN
☐ ISRAEL OFEN
☐ DR. AVRAHAM ORTAL
☐ DOV ZEELIM
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒
2.	To appoint Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE (i) ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR NAMED IN ITEM 1 AND (ii) APPOINTMENT OF VIRCHOW, KRAUSE & COMPANY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder _________________	Date _____	Signature of Shareholder _________________	Date _____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.